Exhibit 5.1

7800 Rancharrah Parkway
Reno, NV 89511
PH (775) 788-2200 | FX (775) 786-1177
fennemorelaw.com

December 21, 2023

Skye Bioscience, Inc.
11250 El Camino Real
Suite 100
San Diego, CA 92130

Re: Registration Statement on U.S. Securities Exchange Commission form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel for Skye Bioscience, Inc., a Nevada corporation (the “Company”). Our opinion is provided below regarding certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company, by means of a registration statement on Form S-8 (as it may be amended and supplemented, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) relating to the registration of 1,719,559 shares of common stock, par value $0.001 per share of the Company, issuable pursuant to the Skye Bioscience, Inc. 2014 Amended and Restated Omnibus Incentive Plan as amended by that certain First Amendment to the 2014 Amended and Restated Omnibus Incentive Plan (collectively, the “Plan”), and 112,000 shares of common stock, par value $0.001 per share of the Company, issuable pursuant to the Skye Bioscience, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), as set forth on Table 1 of Exhibit 107 to the Registration Statement (collectively the “Shares”).
In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan, (iii) the First Amendment to the Plan, (iv) the ESPP and (v) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Skye Bioscience, Inc.
December 21, 2023

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have assumed that at the time of issuance of the Shares, the Company will have sufficient authorized, but unissued, shares of its common stock available to allow for such issuance.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Plan or the ESPP, as applicable, or pursuant to stock options or other instruments that have been issued pursuant to the Plan , the Shares will be validly issued, fully paid and nonassessable.
Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.